EXHIBIT 99.1

Amyris Prices $75 Million Convertible Senior Notes Due 2019

EMERYVILLE, Calif., May 23, 2014 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS) today announced that it has priced $75 million aggregate principal amount of 6.50% Convertible Senior Notes due 2019 (the "notes"). The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Amyris also granted the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of the notes. The sale is expected to close on May 29, 2014, subject to customary closing conditions.

Morgan Stanley & Co. LLC is acting as initial purchaser and sole book-running manager for the offering of the notes.

Prior to the close of business on the business day immediately preceding the maturity date of the notes, the notes will be convertible at any time at the option of holders. Upon conversion, the notes will be settled in shares of Amyris common stock.

The notes will have an initial conversion rate of 267.0370 shares of Amyris common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $3.74 per share. The initial conversion price represents a premium of approximately 24% to the $3.02 per share closing price of Amyris common stock on May 22, 2014.

With respect to any conversion on or after May 15, 2015, in the event that the last reported sale price of Amyris's common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date Amyris receives a notice of conversion exceeds the conversion price in effect on each such trading day, the holders, in addition to the shares deliverable upon conversion, will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the earlier for the date that is three years after the date Amyris receive such notice of conversion and maturity.

The notes will be unsecured and unsubordinated obligations of Amyris, and interest will be payable semi-annually in cash at a rate of 6.50% per annum on each on May 15 and November 15, beginning on November 15, 2014. The notes will mature on May 15, 2019, unless purchased or converted in accordance with their terms prior to such date. Amyris may not redeem the notes prior to their maturity.

Amyris estimates that the net proceeds from the offering will be approximately $71.5 million (or approximately $85.9 million if the initial purchaser exercises its option to purchase additional notes in full) after deducting the estimated initial purchaser's discount and estimated offering expenses payable by Amyris. Amyris expects to use the net proceeds from the offering of the notes, including any proceeds from the initial purchaser's exercise of its option to purchase additional notes, for general corporate purposes, including for potential collaboration opportunities and other strategic transactions or acquisitions. In addition, under a preexisting right, Total Energies Nouvelle Activités USA may exchange up to approximately $9.7 million of outstanding convertible promissory notes currently held by Total for new securities issued by Amyris. As a result, Amyris will repay, from the proceeds of the offering, $9.7 million of the outstanding convertible notes held by Total, which amount represents the principal amount of notes that Total has agreed to purchase in the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Amyris will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Amyris assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

CONTACT: Amyris, Inc.
         Media & Investor Relations
         Joel Velasco
         info@amyris.com